Exhibit 10.8

AMENDMENT AND WAIVER

TO

COMMERCIAL LOAN AGREEMENT AND LOAN DOCUMENTS

THIS AMENDMENT AND WAIVER TO COMMERCIAL LOAN AGREEMENT AND LOAN DOCUMENTS (this “Amendment”), made effective as of June 26, 2009 (the “Effective Date”), is by and among RBS CITIZENS NATIONAL ASSOCIATION, a national banking association and successor by merger to Citizens Bank New Hampshire with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the “Bank”); MICRONETICS, INC., a Delaware corporation with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051 (the “Borrower”); MICROWAVE & VIDEO SYSTEMS, INC., a Connecticut corporation with an executive office at 160B Shelton Road, Monroe, Connecticut 06468, MICROWAVE CONCEPTS, INC., and STEALTH MICROWAVE, INC., each a Delaware corporation, and all with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051; and MICA MICROWAVE CORPORATION, a Delaware corporation with an executive office at 1096 Mellon Avenue, Manteca, California 95337 and formerly known as “Del Merger Subsidiary, Inc.” (individually, a “Guarantor”, and collectively, the “Guarantors”).

R E C I T A L S:

WHEREAS, the Bank has extended to the Borrower certain credit facilities consisting of a revolving line of credit loan in the principal amount of up to Five Million Dollars ($5,000,000.00) (the “Revolving Line of Credit Loan”), and a term loan in the original principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the “Term Loan”), all pursuant to a certain Commercial Loan Agreement dated March 30, 2007 by and among the Bank, the Borrower and the Guarantors, as amended to date (the “Loan Agreement”) and the Loan Documents as defined therein;

WHEREAS, the Borrower would be in default in the performance of certain of its obligations under the Loan Agreement in that it has violated its financial covenants under Sections III. A. (i.e., Debt Service Coverage) and B. (i.e., ratio of Total Funded Debt to EBITDA) of Schedule B of the Loan Agreement for the fiscal quarter ending March 31, 2009 (collectively, the “Covenant Defaults”); and

WHEREAS, the Bank, at the request of the Borrower and the Guarantors, has agreed to (i) waive the Covenant Defaults, (ii) suspend the testing of the financial covenants under Sections III. A. and B. of Schedule B of the Loan Agreement until the fiscal quarter ending March 31, 2010, and (iii) amend said financial covenants in certain respects, all upon and subject to the terms and conditions of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Waiver of Covenant Defaults. The Bank hereby acknowledges the Borrower’s Covenant Defaults under the Loan Agreement as of the fiscal quarter ending March 31, 2009. The Bank hereby waives the Covenant Defaults by the Borrower solely as of the fiscal quarter ending March 31, 2009 (the “Waiver”). The Waiver applies only to Borrower’s compliance with the financial covenants under Sections III. A. and B. of Schedule B of the Loan Agreement as of the Fiscal Quarter ending March 31, 2009. The Bank does not waive compliance by the Borrower with any of its other covenants under the Loan Agreement or Loan Documents or for any other dates or for any other periods.

2. Amendments to Loan Agreement.

(a) Section III.A.2 of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new Section II.A.2:

“2. Applicable Margin. The term “Applicable Margin” means the annual percentage rate to be added to the Bank’s prime rate to determine the Prime Rate under this Agreement and LIBOR to determine the LIBOR Rate under this Agreement. The Applicable Margin shall be 4.25% per annum with respect to the Revolving Line of Credit Loan, and 3.75% with respect to the Term Loan, until a determination is made otherwise in accordance with this Agreement based upon the ratio of Total Funded Debt to EBITDA as of the Fiscal Quarter ending March 31, 2010. The Applicable Margin for both the Revolving Line of Credit Loan and the Term Loan will be adjusted (up or down) on a quarterly basis as determined by Borrower’s Total Funded Debt to EBITDA ratio beginning with the Fiscal Quarter ending March 31, 2010. Adjustments in the Applicable Margin will be determined by reference to the following grid:

If Total Funded Debt to EBITDA Ratio is:	Then Applicable Margin is:
Greater than or equal to 2.0:1	4.25% with respect to the Revolving Line of Credit Loan and 3.75% with respect to the Term Loan
Greater than 1.25:1 but less than 2.0:1	3.50%
Less than or equal to 1.25:1	2.50%

Within forty-five (45) days of the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2010, of Borrower (provided that Borrower shall have ninety (90) days after the end of each Fiscal Year thereafter), Borrower shall (a) deliver to the Bank its Financial Statements covering such Fiscal Quarter (which shall be management prepared financial statements for purposes hereof), (b) deliver to the Bank the quarterly financial covenant compliance certificate of Borrower, and (c) certify to Bank the then Total Funded Debt to EBITDA ratio of Borrower and Borrower’s determination of Applicable Margin therefrom on such form as the Bank may from time to time specify. Borrower shall also provide to the Bank such other reasonable information as the Bank may request of Borrower to verify its determination of the Applicable Margin. As of the tenth (10th) Business Day after the Borrower’s delivery of all of the above-referenced items to the Bank, the Bank shall notify Borrower of its determination of the Applicable Margin. The new Applicable Margin as so determined by the Bank shall be effective as to all then outstanding LIBOR Advances and all new LIBOR Advances thereafter made, and such new Applicable Margin shall remain in effect through the next date upon which the determination of a new Applicable Margin becomes effective in accordance with the above provisions. Notwithstanding the foregoing, upon any Event of Default, the Applicable Margin with respect to the Revolving Line of Credit Loan shall be 4.25% and the Applicable Margin with respect to the Term Loan shall be 3.75%.”

(b) Section III.A.14 of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new Section III.A.14:

“14. Prime Rate. The term “Prime Rate” means the variable per annum rate of interest so designated from time to time by Bank as its prime rate plus the Applicable Margin. The Bank’s prime rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the Prime Rate resulting from changes in the Bank’s prime rate shall take place immediately without notice or demand of any kind.”

(c) Section III.A.16 of the Loan Agreement shall be, and hereby is, added a new section of the Loan Agreement immediately after Section III.A.15 of the Loan Agreement:

“16. LIBOR Definitions for LIBOR Advantage Program. Revolving Credit Advances to the Borrower under the Bank’s automated sweep program shall bear interest under, and in accordance with, the Bank’s LIBOR Advantage Program. The Bank shall designate all Revolving Credit Advances which are subject to the LIBOR Advantage Program. Notwithstanding anything to the contrary in this Agreement, including the provisions of Section III.B. hereof regarding selection of interest rates, automatic Revolving Credit Advances to the Borrower under the Bank’s automated sweep program are subject to the provisions of the Bank’s LIBOR Advantage Program and do not require any notice from Borrower. Notwithstanding the definitions set forth in this Section III.A., solely for purposes of such Revolving Credit Advances under the LIBOR Advantage Program, the following definitions shall apply in lieu of the definitions provided for such terms set forth above in this Section III.A.:

“Interest Payment Date” means (a) as to any Prime Rate Advance, the first Business Day of each January, April, July, and October while such Advance is outstanding, and (b) as to any LIBOR Advance under the LIBOR Advantage Program, initially, June 26, 2009, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the Interest Payment Date shall be the last day of such month.

“Interest Period” means with respect to each LIBOR Advance under the LIBOR Advantage Program, the period commencing on (and including) June 26, 2009 (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one (1) month later, and thereafter, each one (1) month period ending on the day of such month that numerically corresponds to the Start Date. If an Interest Period with respect to a LIBOR Advance under the LIBOR Advantage Program is to end in a month for which there is no day which numerically corresponds to the Start Date, then such Interest Period will end on the last day of such month. Notwithstanding the date of commencement of any Interest Period with respect to a LIBOR Advance under the LIBOR Advantage Program, interest shall only begin to accrue as of the date the initial LIBOR Advance subject to the LIBOR Advantage Program is made hereunder.

“LIBOR” means, relative to any Interest Period for a LIBOR Advance under the LIBOR Advantage Program, the offered rate for delivery in two (2) London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated Interest Period for such LIBOR Advance which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such Interest Period commences. If the first day of any Interest Period for a LIBOR Advance under the LIBOR Advantage Program is not a day which is both a (a) Business Day, and (b) a London Banking Day, then LIBOR shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason LIBOR is unavailable and/or the Bank is unable to determine LIBOR for any Interest Period for a LIBOR Advance under the LIBOR Advantage Program, then the Bank may, at its discretion, either: (i) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities, or (ii) accrue interest at a rate per annum equal to the Prime Rate plus the Applicable Margin as of the first day of any Interest Period with respect to any Advance for which LIBOR is unavailable or cannot be determined.”

(d) The definitions of “Adjusted EBITDA”, “Current Portion of Long Term Debt”, “Debt Service” and “EBITDA” contained in Schedule A of the Loan Agreement shall be, and hereby are, deleted in their entirety and replaced with their following new respective definitions:

“Adjusted EBITDA” shall mean consolidated EBITDA of Borrower and the Guarantors, minus Capital Expenditures, cash payments of taxes, and dividends paid, for the three (3) or twelve (12) month period, as the case may be, ending on the date of determination and as determined in accordance with GAAP on a consistent basis.

“Current Portion of Long Term Debt” shall mean, for any period, all principal obligations of Borrower and each Guarantor for borrowed money (including but not limited to, any amounts due with respect to Capital Lease Obligations) which by the terms thereof required repayment within the immediately preceding three (3) or twelve (12) month period, as the case may be.

“Debt Service” shall mean the sum of Current Portion of Long Term Debt due within the immediately preceding three (3) or twelve (12) month period, as the case may be, plus all interest for such period on all Indebtedness.

“EBITDA” shall mean an amount equal to (a) consolidated Net Income of the Borrower and Guarantors for the three (3) or twelve (12) month period, as the case may be, ending on the date of determination, plus (b) the sum of (i) income taxes, (ii) Interest Expense, and (iii) the amount of non-cash charges (including depreciation and amortization) for such period, in each case to the extent included in the calculation of consolidated Net Income of Borrower and Guarantors for such period in accordance with GAAP, but without duplication. For purposes of the calculation of consolidated Net Income of Borrower and Guarantors for such period, income, gain, or loss from extraordinary items for such period shall be excluded from the calculation. For the avoidance of doubt, any non-cash charges associated with charging off of goodwill and intangible assets shall be excluded from the calculation of Net Income and EBITDA for the Fiscal Quarters ending December 31, 2008 through September 30, 2009 and the Fiscal Years ending March 30, 2009 and March 30, 2010.

(e) Section II.C. of Schedule B of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new Section II.C.:

“C. Borrower shall report and certify to Bank its compliance as of each Fiscal Quarter end with its financial covenants in Section III below, as applicable, by execution and delivery of a Compliance Certificate within forty-five (45) days after the end of such Fiscal Quarter.”

(f) Section III.A. of Schedule B of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new Section III.A.:

“A. Borrower shall have Debt Service Coverage of not less than 1.15:1 as of the Fiscal Quarter ending March 31, 2010 for the twelve (12) month period then ending. Borrower shall have Debt Service Coverage of not less than 1.25:1 as of the end of each Fiscal Quarter thereafter for the twelve (12) month period then ending.”

(g) Section III.B. of Schedule B of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new Section III.B.:

“B. Beginning with the Fiscal Quarter ending March 31, 2010 and thereafter, Borrower shall have a ratio of Total Funded Debt to EBITDA for the twelve (12) month period then ending of not greater than 2.5:1 at all times.”

(h) Section III.E. of Schedule B of the Loan Agreement shall be, and hereby is, added a new section of Schedule B of the Loan Agreement immediately after Section III.D. of Schedule B of the Loan Agreement:

“E. Borrower shall have EBITDA of not less than negative $175,000.00 for the Fiscal Quarter ending June 30, 2009. Borrower shall have EBITDA of not less than $1,346,000.00 for the Fiscal Quarter ending September 30, 2009. Borrower shall have EBITDA of not less than $850,000.00 for the Fiscal Quarter ending December 31, 2009.”

(i) Section III.F. of Schedule B of the Loan Agreement shall be, and hereby is, added a new section of Schedule B of the Loan Agreement immediately after Section III.E. of Schedule B of the Loan Agreement:

“F. Borrower shall have Debt Service Coverage of not less than 2.3:1 as of the Fiscal Quarter ending September 30, 2010 for the three (3) month period then ending. Borrower shall have Debt Service Coverage of not less than 1.05:1 as of the Fiscal Quarter ending December 31, 2010 for the three (3) month period then ending.”

3. Mortgage. Contemporaneously with the execution of this Amendment, the Borrower shall execute and deliver to the Bank for its benefit a first priority mortgage and security agreement on the real estate commonly known as 26 Hampshire Drive, Hudson, Hillsborough County, New Hampshire (the “Premises”) in substantially the form attached hereto as Exhibit A (the “Mortgage”). The Borrower and the Guarantors’ agree that (a) the interest in the Premises granted by the Mortgage shall be considered “Collateral” under the Loan Agreement, and (b) the Mortgage shall be considered a “Loan Document” under the Loan Agreement. Subject to the results of the Field Examination, the Bank may, in its sole discretion, have the Premises appraised (the “Appraisal”) and subject to an environmental review (the “Environmental Review”).

4. Reaffirmation of Representations and Warranties. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective representations and warranties under the Loan Agreement and the Loan Documents as of the date hereof.

5. Reaffirmation of Affirmative Covenants. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective affirmative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

6. Reaffirmation of Negative Covenants. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective negative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

7. Further Representation and Warranties. The Borrower and the Guarantors, jointly and severally, further represent and warrant to the Bank as follows:

(a) The execution, delivery and performance of this Amendment and the documents executed and delivered pursuant hereto (collectively, the “Amendment Documents”) are within the power of the Borrower and the Guarantors and are not in contravention of law, the Borrower’s or the Guarantor’s Articles or Certificates of Incorporation or By-laws, or the terms of any other documents, agreements or undertaking to which the Borrower or the Guarantors are a party or by which any of the Borrower or the Guarantors are bound. No approval of any person, corporation, governmental body or other entity not provided herewith is required as a prerequisite to the execution, delivery and performance by any of the Borrower and the Guarantors of the Amendment Documents or any of the documents submitted to the Bank in connection with the Amendment Documents to ensure the validity or enforceability thereof.

(b) All necessary corporate and other action has been taken by each of the Borrower and the Guarantors to authorize the execution, delivery and performance of this Amendment and the Amendment Documents to which each is a party which, when executed on behalf of the Borrower and/or the Guarantors, as the case may be, will constitute the legally binding obligations of the Borrower and the Guarantors, enforceable in accordance with their respective terms.

8. No Other Modifications. Except as specifically modified or amended herein or hereby, all of the terms and conditions of each of the Loans, the Loan Agreement, and the Loan Documents, remain otherwise unchanged, and in full force and effect, all of which are hereby confirmed and ratified by the parties hereto.

9. Bank Fee. For and in consideration of the Bank entering into this Amendment, the Borrower shall pay to the Bank a fee in the amount of $40,000.00, due, payable in full, and earned in full on the Effective Date. The Borrower consents to the Bank charging Borrower’s Revolving Line of Credit Loan account for such fee.

10. Costs and Expenses of Bank. The Borrower agrees to reimburse the Bank for all reasonable costs, expenses, and fees, including attorneys’ fees, associated with the documentation of this Amendment, including without limitation, any costs, expenses and fees attributable to any of the Field Examination, the recording of, and title insurance with respect to, the Mortgage, the Appraisal or the Environmental Review. The Borrower consents to the Bank charging the Borrower’s Revolving Line of Credit Loan account for any such costs, expenses and fees.

11. Counterparts. This Amendment may be executed in several counterpart copies. Each such counterpart copy shall be deemed an original, but all of such copies together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the Effective Date.

BANK: RBS CITIZENS NATIONAL ASSOCIATION

By:
Witness		Timothy J. Whitaker, Senior Vice President

BORROWER: MICRONETICS, INC.

By:
Witness		David Robbins, Chief Executive Officer

GUARANTORS: MICA MICROWAVE CORPORATION MICROWAVE & VIDEO SYSTEMS, INC. MICROWAVE CONCEPTS, INC.

By:
Witness		David Robbins, President

STEALTH MICROWAVE, INC.

By:
Witness		David Robbins, Vice President

Amendment and Waiver to Commercial Loan Agreement and Loan Documents

Signature Page

EXHIBIT A

Mortgage (see attached)

Amendment and Waiver to Commercial Loan Agreement and Loan Documents

Exhibit A